Exhibit 23 (ii)







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors and Shareowner
Municipal Securities Purchase, Inc.


We consent to incorporation by reference in the registration statement (No. 333-71950) on Form S-3 of Municipal Securities Purchase, Inc. of our report dated March 3, 2006 relating to the statements of financial position of Municipal Securities Purchase, Inc. as of December 31, 2005 and 2004, and the related statements of income, changes in shareowner's equity and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Municipal Securities Purchase, Inc.






/s/ KPMG LLP
Stamford, Connecticut
March 3, 2006